DL 51-09

KANSAS SECRETARY OF STATE

Kansas Limited Liability Company Articles of Organization

Kansas Office of the Secretary of State:

Memorial Hall, 1st Floor
120 S.W. 10th Avenue
Topeka, KS 66612-1594

(785) 296-4564
kssos@sos.ks.gov
www.sos.ks.gov

THIS SPACE FOR OFFICE USE ONLY.

Instructions: All information must be completed or this document will not be accepted for filing.

1. Name of the limited liability company

AMC ITD, LLC

2. Name of resident agent and address of registered office in Kansas

Must be a Kansas street address. A P.O. Box is unacceptable.

Name: The Corporation Company, Inc.
Street Address: 112 SW 7th Street, Suite 3C
City: Topeka | State: KS | Zip: 66603

3. Mailing address

Address will be used to send official mail from the Secretary of State's Office.

Attention Name: AMC Legal Department
Address: One AMC Way, 11500 Ash Street
City: Leawood | State: KS | Zip: 66211 | Country:

4. Tax closing month

December

5. Effective date

Must be within 90 days of filing.

☐ Upon filing

☒ Future effective date: Month 03 | Day 31 | Year 2018

6. I declare under penalty of perjury pursuant to the laws of the state of Kansas that the foregoing is true and correct, and I have remitted the required fee.

Signature of Organizer: [signature]

Kevin M. Connor, Senior Vice President, General Counsel and Secretary

Month 3 | Day 28 | Year 2018

K.S.A. 17-7673 Rev. 9/16/15 tc

Please review to ensure completion.